UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2016

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2016, the Board of Directors of Career Education Corporation (the “Company”) appointed Kenda B. Gonzales to the Company’s Board of Directors for a term expiring at the 2017 annual meeting of stockholders, or until her respective successor is elected or qualified or until her earlier resignation or removal.

A copy of the press release announcing Ms. Gonzales’ appointment is attached as Exhibit 99.1.

As a non-employee director of the Company, Ms. Gonzales will receive an annual retainer of $75,000, payable in quarterly installments. In addition, an individual meeting fee of $1,500 will be paid to non-employee directors for each board and committee meeting commencing with the eighteenth board or eighteenth committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all committees of the board on which such person served (during the portion of the year that the person served on such committee). In the event the director has not achieved this attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) board or committee meeting fees payable when the board or committee holds 18 or more meetings during the 12-month period following the annual meeting of the Company’s stockholders, or (2) equity awards (described below). All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or committee responsibilities, including attendance at one director education program each year.

In addition, under the director compensation program adopted effective May 2016, each non-employee director receives an annual grant of stock options on the date of the annual meeting of stockholders with a target value at grant of $75,000, and new directors who join the Board during the year receive a pro rata equity award for their partial year of service. The exercise price of the stock options is equal to the closing price of the common stock on NASDAQ on the date of grant and the stock options vest after one year, subject to continued board service on the vesting date. Vested options are exercisable for ten years from the grant date unless a director ceases board service, in which event early termination provisions apply. In accordance with this director compensation program, Ms. Gonzales is expected to receive a prorated option award as soon as administratively practicable and in accordance with the Company’s equity award practices.

As a non-employee director, Ms. Gonzales will be subject to the Company’s stock ownership guidelines (as described in the Company’s proxy statement for its 2016 annual meeting of stockholders).

Ms. Gonzales is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law (a form of which is filed as Exhibit 10.9 to our Quarterly Report on Form 10-Q for the period ended June 30, 2016).

There have been no transactions since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company or any of its affiliates was or is to be a participant and in which Ms. Gonzales has or had a direct or indirect material interest, nor does Ms. Gonzales have any family relationship with any director or executive officer of the Company.

On October 24, 2016, Ms. Gonzales was also appointed to the Audit Committee of the Board of Directors of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated October 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and
Corporate Secretary

Dated:	October 26, 2016

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated October 26, 2016

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